EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Daniel Haykin (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2015 RESULTS

- Backlog Increased 11.0% Year-Over-Year to $3.74 Billion -
- First Quarter Diluted EPS from Continuing Operations of $0.52 -
- Company Reiterates 2015 Guidance -

NORWALK, CONNECTICUT, April 30, 2015 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2015.

For the first quarter of 2015, net income from continuing operations attributable to EMCOR was $33.2 million, or $0.52 per diluted share, compared to net income from continuing operations of $43.3 million, or $0.64 per diluted share, in the first quarter of 2014. Revenues in the first quarter of 2015 were $1.59 billion, approximately the same as revenues in the year ago period.

Operating income for the first quarter of 2015 was $55.3 million, or 3.5% of revenues. Operating income for the first quarter of 2014 was $72.1 million, or 4.5% of revenues. Selling, general and administrative expenses for the 2015 first quarter were $161.6 million, or 10.2% of revenues, compared to $143.9 million, or 9.0% of revenues, in the year ago period.

The Company's income tax rate in the 2015 first quarter was 37.9%, compared to an income tax rate of 37.7% in the year ago period.

Backlog as of March 31, 2015 was $3.74 billion, an increase of 11.0% from $3.37 billion at the end of the 2014 first quarter. Domestic backlog grew by $380 million, reflecting backlog growth in our U.S. Electrical and Mechanical Construction segments, slightly offset by declines in backlog in our U.S. Building Services and U.S. Industrial Services segments. Backlog growth in the commercial, transportation, industrial, water/wastewater and hospitality/gaming sectors was offset by declines in backlog in the healthcare and institutional sectors. Total backlog of $3.74 billion as of March 31, 2015 increased by 2.8% from $3.63 billion as of December 31, 2014.

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EMCOR Reports First Quarter Results	Page 2

Tony Guzzi, President and Chief Executive Officer of EMCOR Group commented, “The first quarter proved to be more challenging than we had originally anticipated as we encountered two external factors beyond our control: refinery turnaround project deferrals in our U.S. Industrial Services segment, as a result of the refinery operators’ strike, and the extreme cold weather which caused reduced work days in certain areas of the country in our U.S. Electrical Construction, Mechanical Construction and Building Services segments. Moving forward, the outlook for our businesses remains very positive as we generated impressive backlog growth and a strong book to bill in the quarter. As most end markets we serve steadily improve, we remain optimistic about increased revenues and profits as the year progresses.”
Mr. Guzzi added, “Our U.S. Building Services segment had a strong quarter, despite a tough comparison to the first quarter last year, led by improved performance in our Mobile Mechanical Services operations. Our U.S. Mechanical Construction segment performed well, increasing operating income while growing backlog in the quarter. Our U.S. Electrical Construction segment had a weaker quarter compared to last year’s first quarter but based on its increased backlog, we expect its performance to improve as the year advances.”

Mr. Guzzi concluded, “Our diverse backlog grew in most of our market sectors and is a strong indicator that our businesses are strengthening. We are confident in our ability to achieve our 2015 financial objectives, which should be favorably impacted by anticipated accelerated construction revenue growth, by margin expansion in our U.S. Building Services segment, and by our overall strong backlog. We remain focused on pursuing opportunities to invest in our future growth, maintaining a liquid and strong balance sheet, and delivering value to shareholders through share repurchases and dividends.”

The Company stated that, based on the current size and mix of its backlog and assuming improvement in current market conditions, it continues to expect 2015 revenues to be approximately $6.6 billion. Also, the Company continues to expect diluted earnings per share from continuing operations to be between $2.65 to $2.95.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 30, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

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EMCOR Reports First Quarter Results	Page 3

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2014 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2015	2014
Revenues	$1,589,187	$1,590,539
Cost of sales	1,372,258	1,374,336
Gross profit	216,929	216,203
Selling, general and administrative expenses	161,591	143,854
Restructuring expenses	8	225
Operating income	55,330	72,124
Interest expense	(2,216)	(2,248)
Interest income	176	234
Income from continuing operations before income taxes	53,290	70,110
Income tax provision	20,225	26,227
Income from continuing operations	33,065	43,883
Loss from discontinued operation, net of income taxes	(355)	(2,041)
Net income including noncontrolling interests	32,710	41,842
Less: Net loss (income) attributable to noncontrolling interests	139	(581)
Net income attributable to EMCOR Group, Inc.	$32,849	$41,261

Basic earnings (loss) per common share:
From continuing operations	$0.53	$0.64
From discontinued operation	$(0.01)	$(0.03)

Diluted earnings (loss) per common share:
From continuing operations	$0.52	$0.64
From discontinued operation	$(0.00)	$(0.03)

Amounts attributable to EMCOR Group, Inc. common stockholders:
Net income from continuing operations attributable to EMCOR Group, Inc.	$33,204	$43,302
Loss from discontinued operation, net of income taxes	(355)	(2,041)
Net income attributable to EMCOR Group, Inc.	$32,849	$41,261

Weighted average shares of common stock outstanding:
Basic	63,058,911	67,188,577
Diluted	63,611,011	68,001,205

Dividends declared per common share	$0.08	$0.08

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2015 (Unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$368,894	$432,056
Accounts receivable, net	1,230,581	1,234,187
Costs and estimated earnings in excess of billings on uncompleted contracts	119,139	103,201
Inventories	46,346	46,854
Prepaid expenses and other	62,333	70,305
Total current assets	1,827,293	1,886,603
Investments, notes and other long-term receivables	6,029	9,122
Property, plant & equipment, net	118,274	122,178
Goodwill	834,102	834,102
Identifiable intangible assets, net	492,599	502,060
Other assets	37,285	34,902
Total assets	$3,315,582	$3,388,967
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	18,680	19,041
Accounts payable	410,566	460,478
Billings in excess of costs and estimated earnings on uncompleted contracts	368,766	368,555
Accrued payroll and benefits	217,454	245,854
Other accrued expenses and liabilities	197,412	189,489
Total current liabilities	1,212,878	1,283,417
Long-term debt and capital lease obligations	311,302	316,399
Other long-term obligations	357,928	359,764
Total liabilities	1,882,108	1,959,580
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,427,739	1,416,013
Noncontrolling interests	5,735	13,374
Total equity	1,433,474	1,429,387
Total liabilities and equity	$3,315,582	$3,388,967

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2015 and 2014
(In thousands) (Unaudited)

	2015	2014
Cash flows - operating activities:
Net income including noncontrolling interests	$32,710	$41,842
Depreciation and amortization	8,762	8,867
Amortization of identifiable intangible assets	9,461	9,504
Deferred income taxes	732	4,513
Loss on sale of subsidiary	—	596
Excess tax benefits from share-based compensation	(955)	(4,869)
Equity (income) loss from unconsolidated entities	(470)	460
Other non-cash items	3,259	1,038
Distributions from unconsolidated entities	3,316	72
Changes in operating assets and liabilities	(74,636)	(86,339)
Net cash used in operating activities	(17,821)	(24,316)
Cash flows - investing activities:
Proceeds from sale of subsidiary	—	1,121
Proceeds from sale of property, plant and equipment	1,571	931
Purchase of property, plant and equipment	(6,936)	(8,073)
Investments in and advances to unconsolidated entities and joint ventures	—	(300)
Net cash used in investing activities	(5,365)	(6,321)
Cash flows - financing activities:
Repayments of long-term debt	(4,380)	(4,377)
Repayments of capital lease obligations	(985)	(491)
Dividends paid to stockholders	(5,039)	(5,353)
Repurchase of common stock	(21,148)	—
Proceeds from exercise of stock options	1,368	3,974
Payments to satisfy minimum tax withholding	(1,959)	(1,481)
Issuance of common stock under employee stock purchase plan	1,018	866
Payments for contingent consideration arrangements	(121)	—
Distributions to noncontrolling interests	(7,500)	(900)
Excess tax benefits from share-based compensation	955	4,869
Net cash used in financing activities	(37,791)	(2,893)
Effect of exchange rate changes on cash and cash equivalents	(2,185)	385
Decrease in cash and cash equivalents	(63,162)	(33,145)
Cash and cash equivalents at beginning of year	432,056	439,813
Cash and cash equivalents at end of period	$368,894	$406,668

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2015	2014
Revenues from unrelated entities:
United States electrical construction and facilities services	$318,994	$308,136
United States mechanical construction and facilities services	511,026	513,011
United States building services	439,492	448,044
United States industrial services	232,725	231,958
Total United States operations	1,502,237	1,501,149
United Kingdom building services	86,950	89,390
Total worldwide operations	$1,589,187	$1,590,539

	For the three months ended March 31,
	2015	2014
Operating income (loss):
United States electrical construction and facilities services	$16,674	$21,655
United States mechanical construction and facilities services	20,901	19,106
United States building services	20,978	20,298
United States industrial services	12,833	23,394
Total United States operations	71,386	84,453
United Kingdom building services	2,378	3,363
Corporate administration	(18,426)	(15,467)
Restructuring expenses	(8)	(225)
Total worldwide operations	55,330	72,124
Other corporate items:
Interest expense	(2,216)	(2,248)
Interest income	176	234
Income from continuing operations before income taxes	$53,290	$70,110

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